Exhibit 99.1

Hurry, Inc. Announces Final Shareholder Distribution and Dissolution of Company

ELLIJAY, Ga.—(BUSINESS WIRE)—February 2, 2004—Hurry, Inc. (HURY.PK) today reported that its Board of Directors has approved a final liquidating distribution of $0.032 per share to shareholders who are shareholders of record as of the close of business on February 17, 2004. In addition, effective as of the close of business on February 17, 2004, the Company will cease trading of its Class A common stock, close its stock transfer books and formally dissolve.

The Company plans to begin the process of mailing the distribution immediately after the record date. The Company will file Articles of Dissolution with the Georgia Secretary of State stating that the Company is dissolved as of 5 p.m., eastern standard time, on February 17, 2004. In addition, the Company will notify the Securities and Exchange Commission and the National Association of Securities Dealers that trading in its Class A common stock will cease as of that time and will notify SunTrust Bank, its transfer agent, that its stock transfer books should be closed as of that time.

The Company’s Board of Directors has set aside a reserve to cover all anticipated remaining costs and expenses. The Company does not expect any funds to remain in the reserve after payment of all costs and expenses; to the extent any funds remain, they will be distributed pro rata to shareholders of record as of the time the stock transfer books are closed on February 17, 2004.

Hurry, Inc., which was formerly known as Harry’s Farmers Market, Inc., previously owned as many as three megastores and six convenience stores specializing in perishable food products, poultry, seafood, fresh bakery goods, and freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods as well as deli, cheese and dairy products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management’s belief, as well as assumptions made by and information currently available to management, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the possibility that the Company has not adequately anticipated its remaining costs and expenses and other factors, including, but not limited to, those identified in the Company’s filings with the Securities and Exchange Commission.

Contact: Harry	A. Blazer

706-636-1060